Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

NETLIST, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	1,200,000(2)	$ 0.9950(3)	$ 1,194,000	.00015310	$ 182.80
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	40,000(4)	$ 1.2760(5)	$ 51,040	.00015310	$ 7.81
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	300,000(4)	$ 0.9950(3)	$ 298,500	.00015310	$ 45.70
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	50,000(4)	$ 1.0499(5)	$ 52,495	.00015310	$ 8.04
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	441,500(4)	$ 0.9950(3)	$ 439,293	.00015310	$ 67.26
Total Offering Amounts					$ 2,035,328		$ 311.61
Total Fee Offsets							N/A
Net Fee Due							$ 311.61

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional securities that may from time to time be offered or issued pursuant to the adjustment provisions of the below-referenced plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock, par value $0.001 per share (“Common Stock”), of the Registrant available for issuance but not yet issued as of the date of this registration statement under the Amended and Restated 2006 Equity Incentive Plan of the Registrant (the “Plan”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported by the OTCQB on March 31, 2025.

(4)	Represents shares of Common Stock to be issuable upon the vesting of restricted stock units (the “Inducement RSU Awards”) granted to certain employees of the Registrant pursuant to restricted stock unit agreements by and between the Registrant and each employee respectively (the “Inducement RSU Agreements”). The maximum number of shares which may be sold upon the vesting of the Inducement RSU Awards is subject to adjustment in accordance with certain anti-dilution and other provisions of the Inducement RSU Agreements. Pursuant to Rule 416 under the Securities Act, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be issuable after the operation of anti-dilution and other provisions of the Inducement RSU Agreements.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The price per share represents the market close price per share on the applicable grant dates for the Inducement RSU Awards granted to each employee respectively.

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